Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SOLUTIA INC.

Solutia Inc., a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

1. The name of the corporation is “Solutia Inc.” (referred to herein as the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 1, 1997.

3. The name under which the Corporation was originally incorporated was “Queeny Chemical Company.”

4. This Fourth Amended and Restated Certificate of Incorporation amends and restates the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted by the Board of Directors and the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Sections 103, 228, 242 and 245 of the Delaware General Corporation Law.

5. The text of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST

The name of the corporation is Solutia Inc. (the “Corporation”).

SECOND

The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time, or any successor law.

FOURTH

Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is one thousand (1,000) shares, consisting of nine hundred (900) shares of Common Stock, par value $0.01 per share, and one hundred (100) shares of Preferred Stock, par value $0.01 per share.

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock.

Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

FIFTH

The Board is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise provided therein. Election of directors need not be by ballot.

SIXTH

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer as of the 2nd day of July, 2012.

SOLUTIA INC.

By:	/s/ David A. Golden
Name:	David A. Golden
Title:	Vice President